EXHIBIT 10.47

SUBLEASE

THIS SUBLEASE (“Sublease”), dated for reference purposes only July 21, 2004, is entered into by and between Sugen, Inc. a Delaware corporation (“Sublandlord”), and Exelixis, Inc., a Delaware corporation (“Subtenant”).

RECITALS

A.            Sublandlord leases certain property located in the Britannia Pointe Grand Business Park (“Center”) commonly known as 210-230 East Grand Avenue, South San Francisco, California (the “Master Premises”).

B.            The Master Premises is comprised of three (3), fully-developed office and research and development buildings consisting of an approximate 222,539 combined rentable square feet, more particularly described as follows:

(1)           210 East Grand Avenue – a three-story building, containing approximately 67,672 rentable square feet (“The Sublease Premises”);

(2)           220 East Grand Avenue – a two-story building, containing approximately 48,391 rentable square feet (“Phase IIA 220 East Grand Avenue Building”); and

(3)           230 East Grand Avenue – a two-story building, containing approximately 106,368 rentable square feet (“Initial Building/230 East Grand Avenue”).

C.            Sublandlord leases the Sublease Premises and the Phase IIA 220 East Grand Avenue Building pursuant to that certain Build-To-Suit Lease between Sublandlord and Britannia Pointe Grand Limited Partnership, a Delaware limited partnership (“Master Landlord”), dated as of April 7, 1999, as amended by First Amendment to Lease (“First Amendment”) dated as of February 20, 2002 (as amended, the “Master Lease”).  A true and complete copy of the Master Lease is attached as Exhibit A to this Sublease and incorporated by this reference.  The Sublease Premises are depicted on Exhibits B-1 and B-2 to the First Amendment as “Sugen Phase III”.  The Sublease Premises are described in the Master Lease as the “Phase IIB Building” and in the First Amendment as the “Phase III Building.”

D.            Sublandlord leases the Initial Building/230 East Grand Avenue pursuant to that certain Build-To-Suit Lease between Sublandlord and Master Landlord dated as of June 11, 1997, as amended by First Amendment to Lease dated as of March 18, 1998, Second Amendment to Lease dated as of May 28, 1998, Third Amendment to Lease dated as of April 7, 1999, and Fourth Amendment to Lease dated as of February 20, 2002 (as amended, the “Phase I Master Lease”).

E.             Sublandlord desires to sublease the Sublease Premises to Subtenant, and Subtenant desires to sublease the Sublease Premises from Sublandlord, upon the terms and conditions provided for herein.

F.             Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the Master Lease.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, Sublandlord and Subtenant covenant and agree as follows:

AGREEMENT

1.             Sublease Premises; Phase IIA 220 East Grand Avenue Building License.

(a)           Demise of Sublease Premises; License of Lobby Area.  Sublandlord hereby subleases the Sublease Premises to Subtenant, and Subtenant hereby takes and hires the Sublease Premises from Sublandlord, on and subject to the terms, covenants and conditions set forth in this Sublease.  It is expressly understood and agreed that the Subtenant shall also have a non-exclusive license to use in common with Sublandlord and the occupant(s) of the Phase IIA 220 East Grand Avenue Building, the common area lobby (“Lobby Area”) located between the Sublease Premises and the Phase IIA 220 East Grand Avenue Building as more particularly described on the site map attached hereto as Exhibit B (“Site Map”).  Subtenant shall, at its cost, maintain the Lobby Area pursuant to reasonable standards agreed to by Master Landlord, Sublandlord, and Subtenant and Subtenant shall pay to Sublandlord, or at Sublandlord’s written direction, an occupant of the Phase IIA East Grand Avenue Building, the reasonable (based on square footage) costs incurred to operate the Lobby Area (including but not limited to a reasonable portion of the utility costs and other costs incurred to operate, maintain, repair, and replace the Phase IIA 220 East Grand Avenue Building HVAC system).  Subtenant may, after obtaining consent from Sublandlord (which shall not be unreasonably withheld) and from Master Landlord, enter into an agreement with the occupants of the Phase IIA 220 East Grand Avenue Building with respect to sharing the costs of maintaining the Lobby Area.  Sublandlord acknowledges that Subtenant intends to construct a reception area in the Lobby Area.  Such construction shall be subject to all of the terms of this Sublease, including but not limited to Article 11 of the Master Lease, which is incorporated herein by reference.  Upon the written request of an occupant of the Phase IIA 220 East Grand Avenue Building, and the agreement of such occupant(s) to share in the cost of providing such receptionist, the Lobby Area receptionist shall perform services for the Phase IIA 220 East Grand Avenue Building, as well as for the Sublease Premises, including but not limited to providing access to the Phase IIA 220 East Grand Avenue Building.  If an occupant of the Phase IIA 220 East Grand Avenue Building desires to construct a reception desk in the Lobby Area, then it shall have the right to do so, and in such instance, Sublessee shall, within 30 days after receipt of notice from Sublandlord, move its Lobby Area wall signage to the wall which abuts the Sublease Premises and its reception desk to the area near the Sublease Premises.  In such case, then Subtenant shall concurrently, and at its sole cost, repaint the back wall of the Lobby to a neutral color.

(b)           Shipping and Receiving License.  Sublandlord also grants to Subtenant a temporary non-exclusive license (“S&R License”) for (i) use of the shipping and receiving area and loading dock located on the Phase IIA 220 East Grand Avenue Building (collectively, “S&R Area”) solely for the unloading of goods and equipment, and (ii) limited ingress and egress to and through a portion of the first floor of the Phase IIA 220 East Grand Avenue Building from the S&R Area to the Sublease Premises (“Access Pathway”).  The S&R Area and Access Pathway are more particularly identified on the Site Map and are collectively referred to in this Sublease as the “S&R License Area.”  The term of the S&R License shall commence on the

Commencement Date and terminate on the earlier of: (i) the date that is three (3) months following the Sublandlord’s delivery of a notice to Subtenant that Sublandlord has received an offer from a prospective Subtenant (that Sublandlord intends to accept) to sublease all or a portion of the Phase IIA 220 East Grand Avenue Building, (ii) the date Subtenant completes construction of an approved loading dock on the Sublease Premises, and (iii) the one (1) year anniversary of the Commencement Date (“S&R License Term”).  The construction of the loading dock shall be subject to all of the provisions of this Sublease, including but not limited to Article 11 of the Master Lease, which is herein incorporated.  Sublandlord makes no representations or warranties to Subtenant regarding the likelihood of securing necessary approvals, including but not limited to from the Master Landlord, to construct the loading dock.  Subtenant shall not enter the S&R License Area without: (a) providing prior notification to Sublandlord and (b) being accompanied by Sublandlord’s personnel or agent.  Subtenant’s use of the S&R License Area is limited to the receipt of goods and equipment required for Subtenant’s business operations conducted on the Sublease Premises, and shall be subject to other reasonable access and security restrictions imposed by Sublandlord.  The S&R License Area may not be used for storage or for the disposal of any materials.  Except as explicitly set forth herein, Subtenant shall not have any right to use any portion of the Phase IIA 220 East Grand Avenue Building or any property or improvements adjacent to or in the vicinity of the Phase IIA 220 East Grand Avenue Building.  Without limitation of the foregoing, Subtenant shall not have any right to use the storage lockers or waste bins near the Phase IIA 220 East Grand Avenue Building.

(c)           Insurance and Indemnity re: S & R License; No Radioactive Materials.  During the S&R License Term, Subtenant shall include the S&R License Area under its commercial general liability insurance and workers’ compensation policies, which policies shall comply with all of the provisions of this Sublease, and Subtenant’s obligations to indemnify, hold harmless, and defend Sublandlord and Master Landlord under this Sublease (by way of incorporation of Section 14.6 (a) of the Master Lease) shall apply with equal force to Subtenant’s use of the S&R License Area.  Subtenant’s use of the S&R License Area shall be subject to the conditions, prohibitions, restrictions, and other provisions of this Sublease; provided, however, that notwithstanding anything to the contrary contained in this Sublease, Subtenant may not bring any radioactive materials or radiation into, on, under, or around the S&R License Area.  Subtenant shall not have any right whatsoever to make any alterations, additions, or improvements to the S&R License Area.

(d)           Insurance and Indemnity re: Lobby Area; No Radioactive Materials.  During the Term of the Sublease, Subtenant shall include the Lobby Area under its commercial general liability and workers’ compensation policies, which policies shall comply with all of the provisions of this Sublease, and Subtenant’s obligations to indemnify, hold harmless, and defend Sublandlord and Master Landlord under this Sublease (by way of incorporation of Section 14.6 (a) of the Master Lease) shall apply with equal force to Subtenant’s use of the Lobby Area.  Subtenant’s use of the Lobby Area shall be subject to all of the conditions, prohibitions, restrictions and other provisions of this Sublease; provided, however, that notwithstanding any thing to the contrary contained in the Sublease, Subtenant may not bring any radioactive materials or radiation into, on, under, or around the Lobby Area.  Subtenant shall not have any right whatsoever to make any alterations, additions, or improvements to the Lobby Area, except pursuant to the terms of this Sublease, including but not limited to the provisions of Article 11 of the Master Lease, which are incorporated herein by reference.

2.             Term.

(a)           Sublease Term.  The term of this Sublease (the “Sublease Term”) shall commence on the later of (i) the date Sublandlord delivers possession of the Sublease Premises to Subtenant, or (ii) the date Master Landlord delivers its written consent to this Sublease to Subtenant (the “Commencement Date”). The parties anticipate that the Commencement Date will occur on or before July 15, 2004 (the “Scheduled Commencement Date”).  The term of this Sublease shall expire, unless sooner terminated pursuant to the provisions set forth herein, on July 31, 2018 (the “Expiration Date”).

(b)           Delay in Possession: Termination Right.  If for any reason Sublandlord cannot deliver possession of the Sublease Premises to Subtenant by the Scheduled Commencement Date, Sublandlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Sublease or the obligations of Subtenant hereunder (except as hereinafter provided) or extend the Base Rent Abatement Period or the Sublease Term, but in such case Subtenant shall not be obligated to pay Rent until possession of the Sublease Premises is tendered to Subtenant.  Notwithstanding the foregoing, if, for any reason, other than as the result of any delay on the part of Subtenant, Sublandlord is unable to deliver possession of the Sublease Premises on or before the date which is sixty (60) days after mutual execution of this Sublease by Sublandlord and Subtenant, then Subtenant shall have the right to terminate this Sublease by delivering written notice thereof to Sublandlord.  If Subtenant so terminates this Sublease, Sublandlord shall refund to Subtenant the prepaid Base Rent and return the Letter of Credit (defined in Section 10 below) and the parties thereupon shall be released from all further liability under this Sublease.  Unless exercised prior thereto, Subtenant’s right of termination hereunder shall expire upon the later of delivery of the Sublease Premises to Subtenant or the delivery to Subtenant of Master Landlord’s written consent to this Sublease.

(c)           End of Sublease Term  The Sublease Term shall end on the Expiration Date; provided, however, the Sublease Term shall terminate earlier as set forth in this Sublease.

(d)           Commencement Date Memorandum.  Promptly following the Commencement Date, Sublandlord and Subtenant shall execute a written acknowledgement of the Commencement Date and the Expiration Date in form mutually acceptable to the parties, which acknowledgement shall be deemed to be incorporated herein by this reference.  Notwithstanding the foregoing requirement, the failure of either party to execute such a written acknowledgement shall not affect the determination of the Commencement Date or the Expiration Date in accordance with the provisions of this Sublease.

3.             Rent.

(a)           Triple Net.  Rent payable by Subtenant for the Sublease Premises shall be on a “triple net” basis and shall consist of base rent (“Base Rent”) plus certain additional rental (“Additional Rent”), as provided below in Sections 3(b), 3(c), 3(d) and 3(e).  Base Rent, Additional Rent, and any other charges due under this Sublease are hereinafter referred to collectively as “Rent.”  All Rent shall be paid to Sublandlord at the address specified for Sublandlord below, or to such other person or to such other place as Sublandlord may from time to time designate in writing.

(b)           Base Rent Schedule.  Subtenant shall pay to Sublandlord in advance, without prior notice, demand, deduction or offset, monthly Base Rent in accordance with the following table:

Month(s)	Base Rent (NNN) per month
Months 1 – 12	Base Rent is Abated
Months 13 – 24	$ 81,336.00
Months 25 – 36	$ 130,815.40
Months 37 – 48	$ 134,204.40
Months 49 – 60	$ 137,593.40
Months 61 – 72	$ 140,982.40
Months 73 – 84	$ 144,371.40
Months 85 – 96	$ 147,760.40
Months 97 – 108	$ 151,149.40
Months 109 – 120	$ 154,538.40
Months 121 – 132	$ 157,927.40
Months 133 – 144	$ 161,316.40
Months 145 – 156	$ 164,705.40
Months 156 – 7/31/18	$ 168,094.40

Month 1 of the Sublease Term shall begin on the Commencement Date and end on the day prior to the one month anniversary of the Commencement Date.  For example, if the Commencement Date is July 15, 2004, then Month 1 shall commence on July 15, 2004 and shall end on August 14, 2004.  Each subsequent month of the Sublease Term shall be calculated in like manner.  For example, if Month 2 commences on August 15, 2004, then it shall end on September 14, 2004.  If the final month of the Sublease Term is not a full month, then Base Rent for such month shall be prorated (based on a thirty (30) day month).

(c)           Payment of First Month’s Rent Upon Execution.  Concurrently with its execution of this Sublease, Subtenant shall pay to Sublandlord the Base Rent for Month 25.

(d)           Operating Expenses.  The Master Lease requires Sublandlord to pay to Master Landlord amounts representing “Tenant’s Operating Cost Share” of the Operating Expenses.  The Master Lease also requires Sublandlord to pay to Landlord all real property taxes and assessments taxed or assessed to Master Landlord with respect to the Subleased Premises, which taxes and assessments are deemed to constitute Operating Expenses and, to the extent any real property taxes and assessments on the Sublease Premises are assessed directly to Sublandlord, Sublandlord is responsible for the payment of such taxes and assessments directly to the taxing authority.  Subtenant shall pay all personal property taxes on its furniture, fixtures and equipment and reimburse Sublandlord, as provided below, for any personal property taxes assessed to Sublandlord with respect to the Personal Property.  Subtenant shall pay to Sublandlord, as Additional Rent, the portion of Tenant’s Operating Cost Share of Operating Expenses allocated to the Sublease Premises by Master Landlord, or if, in the future, Master Landlord ceases allocating a portion of the Tenant’s Operating Expense Share of Operating

Expenses to the Sublease Premises, then the portion of Tenant’s Operating Expenses Share of Operating Expenses to be paid by Subtenant shall be reasonably determined by Sublandlord taking into account, among other reasonable factors, the rentable square footage of the Sublease Premises in comparison to the rentable square footage of the Premises.  All such payments are due, at the same time and in the same manner as the Tenant’s Operating Cost Share of Operating Expenses becomes due under the Master Lease.  In addition, Subtenant shall reimburse Sublandlord for all real and personal property taxes or assessments assessed directly to and paid by Sublandlord, within thirty (30) days following Subtenant’s receipt of Sublandlord’s written demand, which demand shall be accompanied by supporting tax bills. Neither Tenant’s Operating Cost Share of Operating Expenses allocable to the Sublease Premises, nor any other Additional Rent, including but not limited to utility charges, shall be abated during the Base Rent Abatement Period and all such amounts shall be fully payable by Subtenant commencing on the Commencement Date.

(e)           Additional Charges.  Subtenant also shall pay to Sublandlord, as Additional Rent, (i) all charges as may be imposed by Master Landlord after the Commencement Date for parking, access cards, or other utilities or services to the Sublease Premises not paid by Subtenant directly to Master Landlord, regardless of whether such service is separately metered or estimated by Master Landlord, and (ii) such other charges as may be imposed by Master Landlord upon Sublandlord under the Master Lease, with respect to the Sublease Premises.

(f)            Sublandlord’s Obligations to Pay Underlying Rent.  So long as Subtenant is not in default under this Sublease (beyond any notice and cure period), Sublandlord shall pay the amounts required to be paid under the Master Lease (collectively, “Underlying Rent”) on or before such amounts become due and payable thereunder.  If Sublandlord fails to make any payment of Underlying Rent as and when required under the Master Lease, Subtenant shall have the right, but not the obligation, to make such payments on behalf of Sublandlord, in which event Subtenant shall have the right to offset any amounts so paid against Rent thereafter payable under this Sublease.  Neither Sublandlord nor Subtenant shall be liable to the other under or in connection with this Sublease for consequential damages, including but not limited to business interruption or lost profits.

(g)           Conditional Abatement Following Casualty or Condemnation.  In the event of any casualty or condemnation affecting the Sublease Premises, Base Rent shall be proportionately abated, to the extent that Subtenant’s use of or access to the Sublease Premises is materially impaired, but only to the extent that Underlying Rent payable under the Master Lease is abated.  Subtenant shall have the right to terminate this Sublease, in connection with any casualty or condemnation upon the same terms Sublandlord has to terminate the Master Lease under the terms thereof.

(h)           Interest on Past Due Rent.  All Rent which is not paid when due shall bear interest at the interest rate set forth in Section 3.2 of the Master Lease from the date due until the date of payment.

(i)            Late Charges.  In addition to the payment of interest as set forth in the preceding subparagraph, Subtenant shall be responsible for the payment of late charges pursuant to the provisions of Section 3.2 of the Master Lease to the extent incurred as a result of Subtenant’s failure to pay Rent when due.

(j)            Hold-Over.  The parties hereby acknowledge that the expiration date of the Master Lease is July 31, 2018 and that it is therefore critical that Subtenant surrender the Sublease Premises to Sublandlord not later than the Expiration Date in accordance with terms hereof.  If Subtenant holds possession of the Sublease Premises or any portion thereof after the Sublease Term with Sublandlord’s written consent, then except as otherwise specified in such consent, Subtenant shall become a subtenant from month to month at one hundred ten percent (110%) of Base Rent and Additional Rent and otherwise upon the terms herein specified for the period immediately prior to such holding over and shall continue in such status until such tenancy is terminated by either party upon not less than thirty (30) days prior written notice.  If Subtenant holds possession of the Sublease Premises or any portion thereof after the Sublease Term without Sublandlord’s written consent, the Sublandlord at its sole discretion may elect (by written notice to Subtenant) to have Subtenant become a subtenant either from month to month or at will, at one hundred fifty percent (150%) of Base Rent and Additional Rent (prorated on a daily basis for an at-will tenancy, if applicable) and otherwise upon all the terms herein specified for the period immediately prior to such holding over, or any elect to pursue any and all legal remedies available to Sublandlord under applicable law with respect to an unconsented to holding over by Subtenant.  Subtenant shall indemnify, and hold Sublandlord harmless from any loss, damage, claim, liability, cost or expense (including reasonable attorney’s fees) resulting from any delay by Subtenant in surrendering the Sublease Premises (except to the extent such delay is with Sublandlord’s prior written consent), including, but not limited to, any claims made by a succeeding subtenant by reason of such delay.  Acceptance of Rent by Sublandlord following expiration or termination of this Sublease shall not constitute a renewal of this Sublease.  If Subtenant uses radioactive materials in the Sublease Premises, then it shall be deemed a holdover tenant, without Sublandlord’s consent, until it has delivered to Sublandlord and Master Landlord a satisfactory letter, executed by all applicable governmental agencies, which letter terminates the radioactive materials license and releases the Sublease Premises for unrestricted use.  Nothing in the preceding sentence shall abrogate any of the provisions of this Sublease with respect to the use of radioactive materials in the Sublease Premises.

(k)           Definition of Rent.  All amounts required to be paid by Subtenant to Sublandlord or to any other person or entity, including, but not limited to parking fees, access card fees, overtime or excess supply of HVAC, and all other amounts paid to Master Landlord, pursuant to this Sublease, other than Base Rent, shall be deemed to be Additional Rent.  All Base Rent and Additional Rent shall be collectively referred to as “Rent”.

4.             Personal Property.  Sublandlord hereby agrees to sell to Subtenant that portion of the furniture, fixtures and equipment (collectively, the “Sold Personal Property”) located in the Sublease Premises which is described on Schedule 1 pursuant to the Bill of Sale attached hereto as Exhibit C-1, effective as of the Commencement Date.  The purchase price for the Sold Personal Property shall be one dollar ($1.00), payable by Subtenant prior to the Commencement Date.  The Sold Personal Property is being sold in its present “as-is” condition.  The Sold Personal Property shall not include the specialized utilities equipment located in the “Specialized Utilities Closet” (as hereinafter defined) or the back-up generator and related equipment located in the “Back-Up Generator Pad” (as hereinafter defined) (collectively, personal property located in the Specialized Utilities Closet and Back-Up Generator Pad shall be hereinafter referred to as the “Licensed Personal Property”), which Licensed Personal Property is described on Exhibit C-2 attached hereto.  The Licensed Personal Property shall be licensed to Subtenant during the term of this Sublease; provided, however, that the license of the Licensed Personal

Property shall terminate concurrently with the termination of the “Utilities Closet/Generator Pad License” (as hereinafter defined); further provided however, that if the Utilities Closet/Generator Pad License is terminated with respect to the Specialized Utilities Closet but not the Back-Up Generator Pad, then the license of the portion of the Licensed Personal Property contained within the Back-Up Generator Pad shall stay in effect and the license of the portion of the Licensed Personal Property contained in the Specialized Utilities Closet shall terminate.  Conversely, if the Utilities Closet/Generator Pad License is terminated with respect to the Back-Up Generator Pad but not the Specialized Utilities Closet, then the license of the portion of the Licensed Personal Property contained within the Specialized Utilities Closet shall stay in effect, and the license of the portion of the Licensed Personal Property contained in the Back-Up Generator Pad shall terminate.  Subtenant shall not have any right to remove the Licensed Personal Property from its current location in either the Specialized Utilities Closet or the Back-up Generator Pad.  Unless Sublandlord terminates the license provided herein to Subtenant for the Licensed Personal Property, then during the Sublease Term, Subtenant shall be fully responsible, at no expense to Sublandlord, for operating, maintaining and repairing the Licensed Personal Property in compliance with all “Requirements” (as defined in the Master Lease).  In no event shall Sublandlord have any obligation to replace any Licensed Personal Property.  Sublandlord makes no representation whatsoever regarding the condition, quality, functionality, or operational ability of any of the sold Personal Property or the Licensed Personal Property.

5.             As-Is.  Sublandlord subleases the Sublease Premises to Subtenant and licenses the S&R License Area, the Lobby Area, the Specialized Utilities Closet and the Back-up Generator Pad strictly in their present “as-is”, “where-is” and “with all faults” condition, and Subtenant by acceptance of possession of the Sublease Premises, acknowledges the same to be in good order and repair and in a tenantable condition. Tenant acknowledges that Sublandlord, Master Landlord and brokers have not made, and Tenant has not relied upon, any representations, warranties or other assurances concerning the condition of the Sublease Premises, the Phase IIA 220 East Grand Avenue Building or the Center.

6.             Master Lease.      This Sublease is and shall at all times remain subject and subordinate to all of the terms, covenants and conditions of the Master Lease, and Master Landlord shall have all rights in respect of the Master Lease and the Sublease Premises as set forth therein.  Except for payments of Underlying Rent and except as otherwise provided in Section 7 hereof, Subtenant hereby assumes and agrees to perform for Sublandlord’s benefit, during the term of this Sublease, all of Sublandlord’s obligations under the Master Lease (collectively, the “Assumed Obligations”), which accrue during the Sublease Term.

7.             Incorporation of Master Lease.

(a)           Definitions of Terms and Incorporation of Master Lease.  Sublandlord and Subtenant acknowledge and agree that the Master Lease pertains to both the Sublease Premises and the Phase IIA 220 East Grand Avenue Building.  Except as specifically set forth in this Sublease or where the context otherwise requires for a fair and equitable interpretation of this Sublease, the rights and obligations of Sublandlord or Subtenant under the incorporated provisions of the Master Lease shall apply only to the Sublease Premises.  Subject to the preceding sentence and the exclusions, limitations and modifications set forth in this Sublease, the terms, covenants and conditions of the Master Lease are incorporated in this Sublease by reference so that, except to the extent that they are excluded, limited or otherwise modified by the provisions of this Sublease, each and every term, covenant and condition of the Master Lease binding on or inuring to the benefit of the Master Landlord thereunder shall, in respect of this Sublease, bind or inure to the benefit of Sublandlord, and each and every term, covenant and condition of the Master Lease binding or inuring to the benefit of the Tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such terms, covenants and conditions were completely set forth in this Sublease, and as if the words “Landlord” and “Tenant,” or words of similar import, wherever the same appear in the Master Lease, were construed to mean, respectively, “Sublandlord” and “Subtenant” in this Sublease, and as if the word “Lease,” or words of similar import, wherever the same appear in the Master Lease, were construed to mean this “Sublease.”  Subtenant represents that it has examined, read and is thoroughly familiar with the terms, covenants and conditions of the Master Lease, and Subtenant accepts those terms, covenants and conditions and obligations thereof which have been incorporated herein.

(b)           Excluded Provisions of Master Lease.  The following sections of the Master Lease are not incorporated as a part of this Sublease and are expressly excluded herefrom (except insofar as the same may be referenced elsewhere in this Sublease for purposes of identification or definition of certain matters):  1.1 (Lease of Property), 2.1 (Term), 2.2 (Early Possession), 2.3 (Delay in Possession), 2.4 (Acknowledgement of Rent Commencement), 2.5 (Holdover), 2.6 (Option to Extend Term), 3.1 (Minimum Rent), 4 (Stock Warrants), 5 (Construction), 18.1(i) (Tenant Cross-Default); 18.4 (Landlord Cross-Default), 19.2 (Sale of Landlord’s Interest),  20 (Security Deposit), 21.1 (Notices), Exhibit C (Work Letter), Exhibit D (Estimated Construction Schedule), Exhibit E (Acknowledgement of Rent Commencement Date); and Sections 2 (Term), 3 (Construction of Phase III Building), 4 (Minimum Rental), 8 (Security Deposit) and 10 (Subordination, Nondisturbance and Attornment) of the First Amendment, together with Exhibits C-1 and D of the First Amendment.

(c)           Limitations on Incorporated Provisions of Master Lease.  The following limitations shall apply to the interpretation and enforcement of the incorporated terms, covenants and conditions of the Master Lease:

(i)            Time Limits Shortened.  The time limits contained in the Master Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right, remedy or option, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by three (3) days or three (3) Business Days, as applicable, so that in each instance Subtenant shall have three (3) days or three (3) business days, as applicable, less time to observe or perform hereunder than Sublandlord has as the tenant under the Master Lease, except for differing time frames set forth in this Sublease.

(ii)           Indemnity and Related Provisions for Benefit of Both Master Landlord and Sublandlord; Additional Insureds.  Any non-liability, release, indemnity or hold harmless provision, and any provisions pertaining to waiver of subrogation rights and/or the naming of a party under an insurance policy, in the Master Lease for the benefit of Master Landlord which is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord and Master Landlord, for the purpose of incorporation by reference in this Sublease.  Both Sublandlord and Master Landlord, as well as other parties required under the Master Lease shall be named as additional insureds on all Subtenant insurance policies other than workers’ compensation insurance.

(iii)          Access, Inspection and Work Rights.  Any right of the Master Landlord for access or inspection and any right of the Master Landlord under the Master Lease to do work in the Sublease Premises, the Common Areas, or elsewhere in the Center and any right of the Master Landlord in respect of rules and regulations, shall be deemed to inure to the benefit of Sublandlord and Master Landlord, for the purpose of incorporation by reference in this Sublease; provided, however, that solely in the case of an inspection of the Sublease Premises not arising out of an emergency (in which no notice shall be required and entry may be made at any time) Sublandlord shall provide Subtenant with not less than ten (10) business days prior notice of entry.  Notwithstanding the foregoing, if Subtenant reasonably believes that a proposed inspection of the Sublease Premises by Sublandlord will provide Sublandlord with access to Subtenant’s trade secrets, then Subtenant may provide Sublandlord with written notice objecting to the proposed inspection (the “Objection Notice”).  Upon timely receipt of the Objection Notice (i.e., such notice is received by Sublandlord at least five (5) business days prior to the scheduled inspection), Sublandlord shall arrange for a third party consultant (the “Consultant”) to inspect the Sublease Premises in lieu of an inspection by Sublandlord.  The Consultant shall concurrently provide a copy of its inspection report to both Sublandlord and Subtenant and the Consultant shall agree in its contract with Sublandlord that it shall keep Subtenant’s trade secrets confidential except to the extent that: (a) the Consultant is required to disclose such trade secrets as a matter of law or (b) it is necessary to disclose such trade secrets to Sublandlord and Master Landlord in connection with the existence of a condition on the Sublease Premises which may violate the terms of the Sublease.

(iv)          Conflicts Between this Sublease and Incorporated Provisions.  If any of the express provisions of this Sublease shall conflict with any of the provisions incorporated by reference, then as between Sublandlord and Subtenant, such conflict shall be resolved in every instance in favor of the express provisions of this Sublease; provided, however, that to the extent Master Landlord, a lender holding a deed of trust on the Sublease Premises or any successor to either of them succeeds to Sublandlord’s position under this Sublease, then the express provisions of any subordination, non-disturbance and attornment agreement and/or consent agreement relating to this Sublease which has been executed by Sublandlord and Subtenant shall be controlling over the preceding provisions of this sentence.

(v)           If any incorporated provision of the Master Lease cross-references a provision of the Master Lease which is not incorporated in this Sublease, such cross-referenced Master Lease provision shall be disregarded except to the extent required for a fair and equitable interpretation of the incorporated Master Lease provision.

(vi)          Master Landlord’s Obligations Under Master Lease.  Any obligation of Sublandlord which is contained in this Sublease by the incorporation by reference of the provisions of the Master Lease shall be observed or performed by Sublandlord by using its reasonable good faith efforts to cause Master Landlord under the Master Lease to observe and/or perform the same, and Sublandlord shall have a reasonable time do so after written notice from Subtenant specifying with reasonable particularity the deficiency in Master Landlord’s performance under the Master Lease.  Sublandlord shall not be required to furnish, supply, install, maintain or repair anything, including but not limited to, utilities or services under any provision of the Master Lease.  Subtenant shall not in any event have any rights in respect of the Sublease Premises greater than Sublandlord’s rights under the Master Lease, and notwithstanding any provision to the contrary, as to obligations that pertain to the Sublease

Premises, Phase IIA 220 East Grand Avenue Building, Initial Building/230 East Grand Avenue, Common Areas, and the Center and are part of this Sublease by the incorporation by reference of provisions of the Master Lease, Sublandlord shall not be required to make any payment or to perform any obligation except as expressly set forth in this Sublease, and Sublandlord shall have no liability to Subtenant for any matter whatsoever, except for Sublandlord’s obligation to pay the Underlying Rent and to use its reasonable good faith efforts, upon request of Subtenant, to cause Master Landlord to observe and/or perform Master Landlord’s obligations under the Master Lease.  If, after Sublandlord has used commercially reasonable efforts to induce Master Landlord to perform its obligations through written and verbal communication, Master Landlord continues to fail to perform, past all applicable notice and cure periods set forth in the Master Lease, Subtenant may by written notice to Sublandlord, request Sublandlord to retain counsel (chosen by Sublandlord) and to file a suit against Master Landlord to enforce Sublandlord’s rights under the Master Lease, and within thirty (30) days of the date of such notice, Sublandlord shall do so.  The costs of such suit, and the obligation to pay Master Landlord’s attorney’s fees pursuant to the Master Lease in the event that Sublandlord is not the prevailing party in such suit, shall be borne solely by Subtenant.  In addition, any damages payable by Sublandlord in connection with any such suit shall be borne solely by Subtenant.  Subtenant shall indemnify, and hold harmless Sublandlord from and against any and all losses, liabilities, damages, judgments, penalties, costs and expenses incurred in connection with or arising out of any suit prosecuted by Sublandlord pursuant to this subparagraph.

(vii)         Interruption in Utilities/Services.  Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever other than Sublandlord’s willful misconduct, of the services or facilities that may be appurtenant to or supplied at the Sublease Premises, the Phase IIA 220 East Grand Avenue Building or the Center by Master Landlord, Sublandlord, or any other entity.  Subtenant hereby expressly waives the provisions of any statute, ordinance or judicial decision, now or hereafter in effect, which would give Subtenant the right to make repairs at the expense of Sublandlord, or to claim any actual or constructive eviction by virtue of interruption in access or services to, or failure to make repairs in or to, the Sublease Premises, the Phase IIA 220 East Grand Avenue Building or the Center.

(viii)        Consents Required From Master Landlord and Sublandlord.  With respect to any approval or consent required to be obtained from Master Landlord under the Master Lease, such approval or consent must be obtained from both Master Landlord and Sublandlord.  Any approval or consent required of Sublandlord conclusively shall be deemed reasonably withheld if Master Landlord withholds Master Landlord’s approval or consent.

(d)           Assumption and Indemnity by Subtenant.  Subtenant shall fully perform all of the Assumed Obligations and shall indemnify, defend, protect, and hold harmless Sublandlord from any and all liability, damages, liabilities, claims proceedings, actions, demands and costs (including but not limited to reasonable attorneys’ fees) resulting, directly or indirectly, from Subtenant’s failure to perform the Assumed Obligations.

(e)           Amendments to Incorporated Provisions of Master Lease.  Without limiting the generality of the foregoing, for purposes of incorporating the terms, covenants and conditions of the Master Lease into this Sublease, the following provisions of the Master Lease are amended as follows:

(i)            Rentable Area has Been Agreed Upon.  The rentable area of the Sublease Premises in the Master Lease and as specified in Recital B above is only an approximation and no variation between the amount so stated and the actual rentable area of the Sublease Premises shall alter the obligations of Sublandlord and Subtenant under this Sublease, it being expressly understood and agreed that the parties have accepted such approximate measurement for the purpose of determining the amount of Rent due, and no re-measurement, other than as a result of a physical change in the size of the Sublease Premises made pursuant to an amendment to this Sublease, shall change the amount of Base Rent or Additional Rent due hereunder.

(ii)           Audit Rights; Section 9.4(b) of Master Lease.  Under Section 9.4(b) of the Master Lease, the period during which Subtenant may examine Sublandlord’s books and records or request an independent audit shall be sixty (60) days following Subtenant’s receipt of the annual statement of Operating Expenses from Sublandlord, and Sublandlord hereby covenants, upon receipt of Subtenant’s written request, to exercise Sublandlord’s rights under Section 9.4 of the Master Lease and to provide all the information resulting from such exercise promptly to Subtenant.

(iii)          Utilities; Section 10 of Master Lease.  Section 10 of the Master Lease relating to utilities is modified as set forth in Section 19 of this Sublease.

(iv)          Release of Liability; Section 10.2 of Master Lease.  Under Section 10.2 of the Master Lease, the release of “Landlord” from liability shall inure to the benefit of both Sublandlord and Master Landlord.

(v)           Consent to Alterations; Section 11.1 and 11.2 of Master Lease.  Under Sections 11.1 and 11.2 of the Master Lease, when consent is required for any Subtenant alteration, addition or improvement to the Sublease Premises, such consent shall be obtained from both Sublandlord and Master Landlord.  Sublandlord shall respond to any written request for consent by Subtenant within thirty (30) calendar days after receipt of the request.  If Sublandlord does not respond within such time period, then Sublandlord shall be deemed to have consented to any item for which Subtenant requested consent.  Additionally, either Sublandlord or Master Landlord, or both, may require the removal of such alterations, additions or improvements pursuant to the provisions of the Master Lease.

(vi)          Signage; Section 11.5 of Master Lease.  Section 11.5 of the Master Lease relating to signage is modified as set forth in Section 18 of this Sublease.

(vii)         Subtenant’s Limited Right to Enforce Master Landlord’s Obligation to Repair; Section 12.1 of Master Lease.  Under Section 12.1 of the Master Lease, Sublandlord shall be required, after written request by Subtenant, to use its reasonable good faith efforts to cause Master Landlord to perform any repairs, maintenance or restoration called for thereunder, as more specifically set forth in Section 7(c)(v) above.  If, after Sublandlord has used commercially reasonable efforts to induce Master Landlord to perform its obligations through written and verbal communication, Master Landlord continues to fail to perform, past all applicable notice and cure periods set forth in the Master Lease, Subtenant may by written notice to Sublandlord, request Sublandlord to retain counsel (chosen by Sublandlord) and to file a suit against Master Landlord to enforce Sublandlord’s rights under the Master Lease, and within thirty (30) days of the date of such notice, Sublandlord shall do so.  The costs of such suit, and the obligation to pay Master Landlord’s attorney’s fees pursuant to the Master Lease in the event that Sublandlord is not the prevailing party in such suit, shall be borne solely by Subtenant.  In addition, any damages payable by Sublandlord in connection with any such suit shall be borne solely by Subtenant.  Subtenant shall indemnify, and hold harmless Sublandlord from and against any and all losses, liabilities, damages, judgments, penalties, costs and expenses incurred in connection with or arising out of any suit prosecuted by Sublandlord pursuant to this subparagraph.

(viii)        Environmental Matters; Section 13.6 of Master Lease.  Section 13.6 of the Master Lease relating to environmental matters is modified as set forth in Section 13 of this Sublease.

(ix)           Insurance; Section 14.1(b) of Master Lease; Subtenant’s Limited Right to Enforce Master Landlord’s Obligation to Insure.  Only the Master Landlord, and not the Sublandlord, shall carry the insurance described in Section 14.1(b) of the Master Lease.  Sublandlord shall be required, after written request by Subtenant, to use its reasonable good faith efforts to cause Master Landlord to maintain the insurance described in Section 14.1(b) of the Master Lease.  If, after Sublandlord has used commercially reasonable efforts to induce Master Landlord to perform its obligations through written and verbal communication, Master Landlord continues to fail to perform, past all applicable notice and cure periods set forth in the Master Lease, Subtenant may by written notice to Sublandlord, request Sublandlord to retain counsel (chosen by Sublandlord) and to file a suit against Master Landlord to enforce Sublandlord’s rights under the Master Lease, and within thirty (30) days of the date of such notice, Sublandlord shall do so.  The costs of such suit, and the obligation to pay Master Landlord’s attorney’s fees pursuant to the Master Lease in the event that Sublandlord is not the prevailing party in such suit, shall be borne solely by Subtenant.  In addition, any damages payable by Sublandlord in connection with any such suit shall be borne solely by Subtenant.  Subtenant shall indemnify, and hold harmless Sublandlord from and against any and all losses, liabilities, damages, judgments, penalties, costs and expenses incurred in connection with or arising out of any suit prosecuted by Sublandlord pursuant to this subparagraph.

(x)            Excess Consideration; Sections 15.2(b) and 15.2(c) of Master Lease.  Notwithstanding Sections 15(b) and 15(c) of the Master Lease, Sublandlord shall be entitled to 100% of any excess consideration in lieu of 50% of any excess consideration.

(xi)           SNDA.  This Sublease is subject to Master Landlord’s execution of a Subordination, Nondisturbance and Attornment Agreement, substantially in the form attached hereto as Exhibit D within sixty (60) days after mutual execution of this Sublease by Sublandlord and Subtenant.  Except as set forth in the preceding sentence, and notwithstanding Section 19.1 of the Master Lease, neither Sublandlord nor Master Landlord shall be under any obligation to obtain a non-disturbance agreement from Master Landlord’s current or future ground lessor, mortgagee, trustee, beneficiary or leaseback lessor and Subtenant’s obligations under this Sublease shall not be conditioned upon receipt of a “Non-Disturbance Agreement” as described in Section 10.1 of the Master Lease.

(xii)          CCRs.  Subtenant hereby acknowledges and agrees that it has received and reviewed the Declaration of Covenants, Conditions and Restrictions Pointe Grand Business Park, recorded February 25, 1992, as Instrument No. 9202 5214 in the Official Records of San Mateo County (the “CC&Rs”).  Subtenant hereby acknowledges the subordination of the

Master Lease and this Sublease to the CC&Rs and agrees to abide by all applicable covenants, conditions and restrictions contained in the CC&Rs.

(xiii)         Attorney’s Fees; Section 21.5 of Master Lease.  In addition to the provisions of Section 21.5 of the Master Lease, in the event that Sublandlord consults an attorney in connection with any breach or default of Subtenant under this Sublease, whether or not suit is commenced or judgment is entered, Subtenant shall reimburse Sublandlord promptly upon demand for attorneys’ fees and costs incurred by Sublandlord in connection therewith.

(xiv)        Reimbursement of Costs; Section 21.12 of Master Lease.  Under Section 21.12 of the Master Lease relating to reimbursement of costs, Subtenant shall be required to pay the reasonable costs incurred by either, or both, Sublandlord and Master Landlord in connection with Subtenant’s request for any consent or approval under this Sublease, which costs may include, without limitation, those of Sublandlord’s or Master Landlord’s attorneys, architects, engineers and other third-party consultants.

(xv)         Brokers; Section 21.5 of Master Lease; Section 9 of First Amendment.  The names of the brokers set forth in Section 21.15 of the Master Lease and Section 9 of the First Amendment shall be removed and replaced as follows:  Aaron Wright and Craig McGahey of The Staubach Company represent Sublandlord and Randy Scott of Cornish & Carey represents Subtenant.  Commission payable to the brokers in connection with this Sublease transaction shall be paid as per separate agreements.

(xvi)        Inducement Recapture.  With respect to the remedies available to Sublandlord upon a default under this Sublease by Subtenant, any agreement by Sublandlord for free or abated Rent, the Right of First Refusal, or any other cash or in kind bonus, inducement or consideration to Subtenant entering into this Sublease (“Inducement Provisions”) shall be conditioned upon Subtenant’s full and faithful performance of all of the terms of this Sublease.  Upon the occurrence of a default (beyond any notice and cure period) by Subtenant under this Sublease, all Inducement Provisions shall be deemed automatically deleted from this Sublease, and of no further force and effect and one-half (1/2) of any Rent abatement, or other bonus, inducement or consideration theretofore abated or given or paid by Sublandlord to Subtenant shall become immediately due and payable to Sublandlord as Additional Rent due under this Sublease.  The imputed monthly Base Rent for the full abatement period to be in effect for the first (1st) twelve (12) months of the Sublease Term and the partial abatement period to be in effect for months thirteen (13) though twenty-four (24) of the Sublease Term (which imputed monthly Base Rent shall be used to compute any amount owed pursuant to the preceding sentence) shall be equal to One Hundred Thirty Thousand Eight Hundred Fifteen Dollars and Forty Cents ($130,815.40).

(f)            Indemnification by Subtenant.  Subtenant shall indemnify, hold harmless, protect and defend Sublandlord from and against any loss, damage or injury, including, without limitation, reasonable attorneys’ fees, and/or any amounts assessed against Sublandlord by Master Landlord under the Master Lease on account of any action or omission by Subtenant that shall give rise to a default or potential default under the Master Lease, which Sublandlord may suffer or incur under the Master Lease as the result of any breach by Subtenant of its obligations under this Sublease, including, without limitation, any provisions of the Master Lease that are incorporated herein.  Subtenant’s obligations hereunder shall survive the termination of this Sublease.  Notwithstanding any other provisions of this Sublease to the contrary, in the event of a breach of this Sublease that may cause an event of default to occur under the Master Lease, Sublandlord may, in addition to all other remedies granted to Sublandlord hereunder, at Subtenant’s expense and after notice to Subtenant, take such action as may reasonably be required to prevent such matter from maturing into an event of default under the Master Lease, and Subtenant shall pay such expenses to Sublandlord, together with expenses of collection, within five (5) days after demand by Sublandlord.

(g)           Sublandlord’s Limited Obligations.  Except as expressly otherwise provided in this Sublease, Sublandlord shall have no obligations to Subtenant with respect to the Sublease Premises or the performance by Master Landlord of any obligations of Master Landlord under the Master Lease.

8.             Early Termination of Master Lease.  Subtenant acknowledges that Sublandlord has early termination rights under Section 2(b) of the First Amendment and agrees that Sublandlord shall have the right to freely exercise the early termination option set forth therein. Sublandlord shall have no liability to Subtenant on account of the early termination of the Master Lease arising from Sublandlord’s exercise of its early termination option, any other termination agreement entered into by Master Landlord and Sublandlord, any termination of the Master Lease arising out of Sublandlord’s default under the Master Lease, or any other termination of the Master Lease.  Where the Master Lease grants Sublandlord any discretionary right to terminate the Master Lease, whether due to casualty, condemnation, or otherwise, Sublandlord shall be entitled to exercise or not exercise such right in its sole and absolute discretion without the necessity of obtaining any consent or approval from Subtenant.

9.             Consents Under Master Lease.  If Subtenant desires to take any action which requires the consent of Master Landlord pursuant to the terms of the Master Lease, including, without limitation, the making of any alterations, then, notwithstanding anything to the contrary herein, (a) Sublandlord, independently, shall have the same rights of approval or disapproval as Master Landlord has under the Master Lease, (b) Subtenant shall not take any such action until it obtains the consent of both Sublandlord (whose consent shall not be unreasonably withheld) and Master Landlord, and (c) Subtenant shall request that Sublandlord obtain Master Landlord’s consent on Subtenant’s behalf and Sublandlord shall use commercially reasonable efforts to obtain such consent, unless Sublandlord and Master Landlord agree in writing that Subtenant may contact Master Landlord directly with respect to the specific action for which Master Landlord’s consent is required.  Any approval or consent required of Sublandlord conclusively shall be deemed reasonably withheld if Master Landlord withholds Master Landlord’s approval or consent.  Subtenant shall reimburse Sublandlord for all costs incurred by Sublandlord in processing any request by Subtenant for Master Landlord’s or Sublandlord’s consent.  Sublandlord shall respond to any written request for consent by Subtenant within thirty (30) calendar days after receipt of the request.  If Sublandlord does not respond within such time period, then Sublandlord shall be deemed to have consented to any item for which Subtenant requested consent.

10.           Letter of Credit.

(a)           Subtenant’s Obligation to Provide Letter of Credit; Proceeds.  Subtenant shall deliver to Sublandlord an unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”), in an amount equal to the Required Amount (defined in Section 10(e) below) and satisfying the requirements set forth in Section 10(b) below.  The

Letter of Credit shall secure Subtenant’s obligations under this Sublease. Accordingly, upon the occurrence or existence of any Draw Event (defined in Section 10(c) below), Sublandlord may draw upon the Letter of Credit and use the proceeds of such draw (the “Draw Proceeds”) for the payment of Rent, for the repair of damage to the Sublease Premises, for the payment of any other amount which Sublandlord may spend or become obliged to spend by reason of Subtenant’s default, and/or to compensate Sublandlord for any other loss or damage (including, without limitation, damages under California Civil Code Section 1951.2 or any successor or similar statute) which Sublandlord may suffer by reason of Subtenant’s Default, to the fullest extent permitted by law.  Subtenant acknowledges and agrees that the Letter of Credit represents the contractual commitment of the issuer of the Letter of Credit (the “Issuer”) to answer for Subtenant’s failure to timely and fully discharge or otherwise satisfy Subtenant’s liabilities and obligations under this Sublease, and that the Draw Proceeds represent funds of Issuer paid to Sublandlord in accordance with such contractual commitment.  Accordingly, Sublandlord and Subtenant agree that neither the Letter of Credit nor the Draw Proceeds shall be treated as a security deposit within the meaning of California Civil Code Section 1950.7 (or any successor or similar statute), and Subtenant hereby waives all rights and benefits under California Civil Code Section 1950.7 (or any successor or similar statute), or under any judicial or administration decision, which would limit Sublandlord’s right to use, retain and apply the Letter of Credit and the Draw Proceeds in accordance with this Section 10.  Subtenant shall not have any right to mortgage, assign or encumber any interest in the Letter of Credit without the prior written consent of Sublandlord, which may be withheld in Sublandlord’s sole and absolute discretion.  Sublandlord shall have the right to transfer or mortgage its interest in this Sublease to any party and in such event, it shall have the right to concurrently transfer or assign its interest in the Letter of Credit.

(b)           Issuer; Terms of Letter of Credit.  The Issuer of the Letter of Credit shall be a federally chartered banking institution reasonably acceptable to Sublandlord with an office in New York, New York (or will accept facsimile draw requests), allowing the Letter of Credit to be presented to and paid by such office pursuant to procedures reasonably acceptable to Sublandlord.  Sublandlord approves Wells Fargo Bank as Issuer, based on the current financial status and strength of such bank.  Such approval may be withdrawn at any time by Sublandlord based on adverse change in the credit rating or financial status of such bank.  The Letter of Credit shall (i) be a stand-by, at-sight, irrevocable letter of credit; (ii) be payable to Sublandlord or Sublandlord’s assignees (any of the foregoing, the “Beneficiary”); (iii) require that any draw on the Letter of Credit shall be made upon receipt by the Issuer of only a letter signed by an authorized representative of the Beneficiary certifying that the Beneficiary is entitled to draw on the Letter of Credit and specifying the Draw Event; (iv) allow partial draws; (v) be issued for a term of no less than one (1) year with an automatic renewal for at least an additional four (4) years unless the Issuer gives the Beneficiary written notice of non-renewal at least thirty (30) days prior to the expiry date of the Letter of Credit; (vi) provide that the Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits as in effect as of the date of the Letter of Credit; and (vii) be in the form of Exhibit E hereto.  Subtenant shall, at its expense, keep the Letter of Credit in full force and effect until the thirtieth (30th) day after the Expiration Date or other termination date of this Sublease, except that if this Sublease is terminated due to an Event of Default by Subtenant, then Subtenant shall keep the Letter of Credit in effect until sixty (60) days after a final, non-appealable judgment is entered which establishes Subtenant’s liability to Sublandlord for breach of this Sublease.

(c)           Draw Event.  At any time after a Draw Event occurs, the Beneficiary may present its written demand to Issuer for payment of a portion of the amount of the Letter of Credit as is required to compensate Sublandlord for damages incurred, with subsequent demands at the Beneficiary’s sole election as Sublandlord incurs further damages and the Draw Proceeds so obtained may be applied to the extent required to compensate Sublandlord for damages incurred, or to reimburse Sublandlord as provided herein, in connection with any such default or other Draw Event, and any remaining Draw Proceeds shall be retained by the Beneficiary to secure the performance of Subtenant’s obligations under this Sublease.  A “Draw Event” shall mean any of the following:  (i) an Event of Default by Subtenant (after the expiration of any notice and cure period) under this Sublease; (ii) Subtenant is the subject of an Insolvency Proceeding (as defined below); (iii) this Sublease is terminated by Sublandlord due to an Event of Default by Subtenant; (iv) the Letter of Credit is not replaced with another Letter of Credit meeting the requirements of this Section 10 from an Issuer approved by Sublandlord at least thirty (30) days prior to the expiry date of the Letter of Credit then held by Sublandlord.  As used herein, an “Insolvency Proceeding” shall mean the occurrence of any of the following events:  Subtenant (a) makes an assignment for the benefit of creditors; (b) is adjudicated as insolvent; (c) files a petition (or files an answer admitting the material allegations of a petition) under any state or federal bankruptcy or other laws affecting creditors’ rights; (d) fails, within ninety (90) days after the commencement of proceedings for relief under any state or federal bankruptcy or other laws affecting creditors’ rights, to have such proceedings dismissed; (e) has all or substantially all of its assets subject to judicial seizure or attachment and such seizure or attachment is not released within ninety (90) days; (f) consents to or acquiesces in the appointment of a trustee, receiver or liquidator of all or any substantial part of its assets; or (g) fails within ninety (90) days after the appointment of such a trustee, receiver or liquidator to have such appointment vacated.

(d)           Replenishment Following Draw.  If Sublandlord or the Beneficiary uses any Draw Proceeds to cure any default by Subtenant hereunder and/or for any other reason permitted or contemplated by this Section 10, Subtenant shall provide a replacement Letter of Credit in the Required Amount, and otherwise meeting the requirements of this Section 10, within fifteen (15) days of notice from Sublandlord or the Beneficiary, and Subtenant’s failure to do so shall be an Event of Default hereunder.  Upon providing the replacement Letter of Credit in the Required Amount and otherwise meeting the requirements of this Section 10, Sublandlord shall concurrently surrender the original or then current Letter of Credit to Subtenant, and provided there is no other Event of Default by Subtenant, any unused Draw Proceeds.

(e)           Required Amount.  The terms “Required Amount” shall mean One Million Five Hundred Sixty-Nine Thousand Seven Hundred Eighty-Five and no/100ths Dollars ($1,569,785), subject to adjustment provided below.  If Subtenant is not then in default under this Sublease and has not previously been in default beyond any applicable notice and cure periods on two (2) or more occasions during the Term, the amount of the Letter of Credit may be reduced to Five Hundred Four Thousand Two Hundred Eighty-Three and no/100ths Dollars ($504,283) concurrently with the third (3rd) anniversary of the Commencement Date. Upon providing a replacement Letter of Credit in the reduced Required Amount and otherwise meeting the requirements of this Section 10, Sublandlord shall concurrently surrender the original or then current Letter of Credit to Subtenant.

11.           Sublandlord’s Lien Rights.  Subtenant, as debtor, hereby grants to Sublandlord, as secured party, a security interest in the Sold Personal Property in order to secure the payment and performance of Base Rent and Additional Rent due under this Sublease.  This Sublease shall constitute a security agreement under the California Uniform Commercial Code covering the Personal Property.  Sublandlord shall have the right to file a UCC 1 Financing Statement and any other statements necessary or desirable to perfect, continue or correct its security interest in the Sold Personal Property.

12.           No Third Party Rights.  Except as otherwise expressly provided herein, the benefit of the provisions of this Sublease is limited to Sublandlord and Subtenant and to their successors and permitted assigns.  No third party shall be construed to have any rights as a third party beneficiary with respect to any of the provisions of this Sublease; provided, however, that Master Landlord shall be entitled to the benefit of Subtenant’s indemnities under this Sublease.

13.           Environmental Matters.  Subtenant acknowledges receipt of a copy of the Detailed Divestiture Environmental Site Assessment prepared by URS on August 29, 2003 under Project No. 07427-093-175, together with all exhibits and attachments thereto.  Section 13.6 of the Master Lease is incorporated into this Sublease with the following modifications:

(a)           Copies of Filings.  All notices, reports, MSDS, Hazardous Materials Management Plans, Contingency Plans and Emergency Procedures as well as copies of permits, licenses, or registrations authorizing Subtenant to conduct any activities involving hazardous substances, or other documents to be delivered to Master Landlord pursuant to Section 13.6 of the Master Lease shall be concurrently delivered to Sublandlord; provided, however, that Subtenant may redact out the chemical name and chemical equation of active pharmaceutical compounds.

(b)           No Underground Tanks without Consent; Grease Trap.  Subtenant shall not be permitted to install any new underground storage tanks or to use any existing underground storage tanks, without, in each instance, the express prior written consent of the Sublandlord and Master Landlord, which consent may be withheld in the sole and absolute discretion of either Sublandlord or Master Landlord.   Subtenant shall be permitted to use, in accordance with all applicable laws, the underground grease trap installed in connection with the cafetorium.

(c)           Sublandlord’s Indemnity of Subtenant.  Master Landlord’s indemnity set forth in Section 13.6(c) of the Master Lease shall not apply as between Sublandlord and Subtenant and shall not be incorporated into this Sublease.  Sublandlord shall indemnify, defend and hold Subtenant harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to any unauthorized release into the environment of any hazardous substances or wastes or radiation or radioactive materials from the Sublease Premises only to the extent such release resulted from the negligence of or willful misconduct by Sublandlord.

14.           No Option to Extend.  Subtenant shall not have any option to renew or extend the term of this Sublease.

15.           Right of First Refusal.  Sublandlord hereby grants the following right of first refusal (“Right of First Refusal”) to Subtenant.

(a)           Offer; Offered Premises; Acceptance Notice; Amendment, Termination.  If, during the Term, Sublandlord receives an executed letter of interest, letter of intent or similar summary of terms (collectively, a “Letter of Interest”) from an unrelated third party (“Offeror”) in connection with the subleasing of (i) all or a portion of the Phase IIA 220 East Grand Avenue Building or (ii) all or a portion of the Phase IIA 220 East Grand Avenue Building together with all or a portion of the Initial Building/230 East Grand Avenue (in either case, the “Offered Premises”), Sublandlord shall deliver to Subtenant a copy of such Letter of Interest.  Delivery of the Letter of Interest by Sublandlord to Subtenant shall constitute Sublandlord’s offer (the “Offer”) to sublease to Subtenant the Offered Premises, in accordance with the specific terms of the Letter of Interest and otherwise on the terms and conditions of this Sublease.  The Offered Premises, if subleased to Subtenant pursuant to this Right of First Refusal, shall be hereinafter referred to as the “Additional Premises.”  Subtenant shall have ten (10) business days after receipt of the Offer within which to deliver to Sublandlord written notice (“Acceptance Notice”) unconditionally accepting the Offer.  The Acceptance Notice shall constitute Subtenant’s acceptance of the Offer and binding agreement to sublease the Additional Premises in accordance with the terms of the Offer.  If Subtenant so notifies Sublandlord by timely providing an Acceptance Notice, the parties shall execute an amendment of this Sublease (or, at Sublandlord’s option, a new sublease) demising the Additional Premises on the terms and conditions specified in the Offer.  If Subtenant fails to properly deliver the Acceptance Notice within such ten (10) business day period, or conditionally accepts the Offer, or fails to execute a Sublease amendment or new sublease, as the case may be, within the later of: (i) fifteen (15) business days following the date on which the Acceptance Notice was delivered to Sublandlord, and (ii) ten (10) days after the draft Sublease amendment or new sublease is received by Subtenant, then Subtenant’s right of first refusal shall terminate and Sublandlord shall be free to enter into a sublease (a “Phase II A Sublease”) with the party who made the Offer substantially upon the terms set forth in the Offer; provided, however, that if the aggregate rent for the Phase II A Sublease is more than ten percent (10%) lower than the aggregate rent disclosed in the Offer, then Sublandlord shall be required to provide Subtenant with a revised Offer describing the reduced rent and Subtenant shall have five (5) business days from receipt of such revised Offer to provide Sublandlord with an Acceptance Notice pursuant to which Subtenant unconditionally accepts the revised Offer.  Such Acceptance Notice shall constitute Subtenant’s binding agreement to sublease the Additional Premises in accordance with the terms of the revised Offer.  If Subtenant so notifies Sublandlord by timely providing an Acceptance Notice, the parties shall execute an amendment of this Sublease (or, at Sublandlord’s option, a new sublease) demising the Additional Premises on the terms and conditions specified in the revised Offer.  If Subtenant fails to properly deliver the Acceptance Notice within such five (5) business day period, or conditionally accepts the revised Offer, or fails to execute a Sublease amendment or new sublease, as the case may be, within the later of: (i) ten (10) business days following the date on which the Acceptance Notice was delivered to Sublandlord, and (ii) ten (10) days after the draft Sublease amendment or new sublease is received by Subtenant, then Subtenant’s right of first refusal shall terminate and Sublandlord shall be free to enter into a Phase II A Sublease with the party who made the revised Offer.

(b)           Termination of Right of First Refusal.  Upon mutual execution of a Phase II A Sublease by Sublandlord and by Subtenant or a third-party subtenant, as applicable,

Subtenant’s Right of First Refusal shall terminate and expire with respect to the space covered by such Phase II A Sublease.  In addition, if a Phase II A Sublease to a third-party subtenant grants an option, right of first refusal, right of first offer, or similar right for a portion of the Phase IIA 220 East Grand Avenue Building (a “Phase II A Option”), then the remaining Right of First Refusal granted to Subtenant by this Section 15 shall automatically become subordinate to the Phase II A Option so long as the Phase II A Option was disclosed to Subtenant.  Upon the termination of the Subtenant’s Right of First Refusal, then: (i) Sublandlord shall not have any further obligations under this Section 15, and (ii) except for the license of the Specialized Utilities Closet and Back-up Generator Pad, Subtenant shall not have any occupancy or other rights with respect to all or any portion of the Phase IIA 220 East Grand Avenue Building.

(c)           Conditions to Effective Exercise.  Subtenant’s exercise of its right of first refusal shall be conditioned upon the following:  (i) on the date Subtenant receives the Offer from Sublandlord, Subtenant shall not be in default under this Sublease, (ii) there must not have been an Event of Default under this Sublease by Subtenant on more than two (2) occasions during the term of this Sublease, and (iii) on the date Subtenant receives the Offer from Sublandlord, Subtenant shall occupy one hundred percent (100%) of the Sublease Premises.

(d)           Personal Right.  The right of first refusal shall be personal to Subtenant and may not be assigned except in connection with an assignment of this Sublease, and then only in connection with an assignment (but not a sublease) constituting a “Permitted Transfer” under Section 15.1 of the Master Lease.  The right of first refusal shall terminate upon the expiration or earlier termination of the Master Lease.

(e)           Sugen’s Transfer to an Affiliate.  Notwithstanding any provision of this Section 15 to the contrary, Sublandlord shall be entitled to transfer its leasehold interest in the Phase IIA 220 East Grand Avenue Building or any portion thereof, with or without any portion of the Initial Building/230 East Grand Avenue, to an affiliate of the Sublandlord, or upon the consolidation, merger or other reorganization of Sublandlord or upon the sale or transfer of substantially all of the stock or assets of Sublandlord; so long as any such transfer is permitted by the terms of the Master Lease or consented to by Master Lessor (each, an “Exempt Transfer”) without the obligation to offer to Subtenant the leasehold to be transferred under this Section 15.  The transferee under an Exempt Transfer shall be bound, however, by Sublandlord’s obligations under this Section 15 with respect to any future sublease which is not an Exempt Transfer.  For purposes of this Section 15, an “affiliate” shall be any person or entity which controls Sublandlord, is controlled by Sublandlord, or is under common control with Sublandlord.

16.           Notices.  Notices to be delivered to the parties hereunder shall be delivered in accordance with Section 21.1 of the Master Lease to the following addresses:

If to Sublandlord:	Sugen, Inc.
235 East 42nd Street,
New York, NY 10017-5755
	Attn:	Arthur R. Silverman

With copies to:	50 Pequot Avenue,
MS 6025-C5124
New London, CT 06320
	Attn:	William C. Longa
Susan E. Zimbelmann

and	Reed Smith LLP
1901 Avenue of the Stars, Suite 700
Los Angeles, CA 90067
	Attn:	James R. Eskilson, Esq.

If to Subtenant:	Exelixis, Inc.
170 Harbor Way
South San Francisco, CA 94083-0511
	Attn:	Chief Financial Officer

With a copy to:	Cooley Godward LLP
One Maritime Plaza, 20th Floor
San Francisco, CA 94111-3580
	Attn:	Anna B. Pope, Esq.

If to Master Landlord:	Britannia Pointe Grand Limited Partnership
555 Twelfth Street, Suite 1650
Oakland, CA 94607
	Attn:	Magdalena Shushan
Telecopier: (510) 763-6262

With a copy to:	Folger Levin & Kahn LLP
Embarcadero Center West
275 Battery Street, 23rd Floor
San Francisco, CA 94111
	Attn:	Donald E. Kelley, Jr., Esq.
Telecopier: (415) 986-2827

and a copy to:	Britannia Pointe Grand Limited Partnership
444 North Michigan Avenue, Suite 3230
Chicago, IL 60611
	Attn:	Randall W. Rohner
Telecopier: (312) 755-0717

17.           Parking.  During the Term, Subtenant shall be entitled to use a pro rata portion of the parking rights granted to the Sublandlord under the Master Lease, as determined in Sublandlord’s good faith judgment, and all such rights shall be subject to the terms, conditions and restrictions set forth in the CC&Rs.

18.           Signage.  Notwithstanding any provisions of Section 11.5 of the Master Lease to the contrary, and subject to the conditions and limitations set forth in succeeding sentence of this Section 18, Subtenant’s signage rights shall be limited to: (a) a sign displaying its corporate name and logo on the back wall of the Lobby Area entrance as described on Exhibit F-1 attached hereto, (b) a sign displaying its corporate name on the west side of the outside of the Sublease Premises in the location designated as “D” on Exhibit F-1 attached hereto, (c) a sign displaying its corporate name on the east side of the outside of the Sublease Premises in the location designated as “B” on Exhibit F-1 attached hereto, and (d) the inclusion of its corporate name on the existing monument sign which is shown as “E” on Exhibit F-1 attached hereto.  In each instance, the signage described above shall be subject to: (i) the approval of Master Landlord, (ii) consistent with the size, color, and general appearance for such sign shown on Exhibit F-1 attached hereto, (iii) the CC&Rs and (iv) any signage program adopted for the Center.  Subtenant’s use of the monument sign identified as “E” on Exhibit F-1 attached hereto shall be shared with the occupants (and future occupants) of the Phase IIA 220 East Grand Avenue Building and the Initial Building/230 East Grand Avenue.  Notwithstanding anything to the contrary contained herein, if the Phase IIA 220 East Grand Avenue Building is occupied by a subtenant other than Subtenant, then Subtenant shall, upon written request as described in Section 1 (a) above move the Lobby signage to the wall which abuts the Sublease Premises or, only if agreed to by all Phase IIA 220 East Grand Avenue Building subtenants, repaint and resize the Lobby sign (and the painted background) to occupy not more than one-half (1/2) (divided, side to side, not top to bottom) of the back wall of the Lobby (the half of the back wall of the Lobby which is closest to Building 3).  In such case, Sublessee shall concurrently, and at its expense, repaint the back wall of the Lobby in a neutral color.  In addition, at Sublandlord’s or Master Landlord’s request, Subtenant shall remove any signage installed by Subtenant upon the expiration or earlier termination of this Sublease.  Sublandlord shall, at its sole cost, remove the “Sugen” signage on the Sublease Premises identified on Exhibit F-2 attached hereto within thirty (30) days after the Commencement Date.  Sublandlord shall not have any obligation to remove, replace or modify any existing signage which bears the name of the Master Landlord or the Center or any Sugen signage which is not located on the Sublease Premises.

19.           Utilities.

(a)           Generic Utilities.  Electric and gas utility services are individually metered for the Sublease Premises and Subtenant shall be responsible for contracting directly with the utility provider for such services.  Sublandlord shall provide generic water (industrial and domestic but not deionized or other specialty water) and sewer service to the Sublease Premises as such services are not currently separately metered and/or invoiced.  Sublandlord shall have the right, however, at any time to separate such services or install monitoring meters to track water consumption at the Sublease Premises with the cost of such installation to be paid for one-half by Sublandlord and one-half by Subtenant.  Until such services are separately metered, Subtenant shall pay as Additional Rent its pro rata share of such utility costs, subject to adjustment for any vacancy of the Phase IIA 220 East Grand Avenue Property, as determined in Sublandlord’s reasonable judgment.  Following the separation of such services, Subtenant shall pay, as Additional Rent, the charges for such services shown by the applicable meter or submeter.

(b)           Specialized Utilities and Back-up Generator.  Deionized/reverse osmosis water, carbon dioxide, nitrogen and clean dry air (collectively, the “Specialized Utilities”) are provided to the Sublease Premises and to the Phase IIA 220 East Grand Avenue Building by the portion of the Licensed Personal Property which is located in the closet described on Exhibit G-1 attached hereto (the “Specialized Utilities Closet”).  Back-up electricity is provided to the Sublease Premises and to the Phase IIA 220 East Grand Avenue Building by

the portion of the Licensed Personal Property (collectively, the “Back-Up Generator”) which is located on the pad described in Exhibit G-2 attached hereto (the “Back-up Generator Pad”).  The Back-up Generator Pad shall not include the pad for the back-up generator which serves the Initial Building/230 East Grand Avenue.  Except as set forth herein, during the Sublease Term, Subtenant shall have a license, for no additional consideration, to use the Specialized Utilities Closet and the Back-Up Generator Pad to provide the Specialized Utilities and back-up electricity to the Sublease Premises, the Lobby Area (solely with respect to back-up power), and to the Phase IIA 220 East Grand Avenue Building (the “Utilities Closet/Generator Pad License”).  The Utilities Closet/Generator Pad License may be terminated by Sublandlord with respect to the Specialized Utilities Closet, the Back-Up Generator Pad, or both, as follows: (a) upon the occurrence of an Event of Default under this Sublease, (b) if Sublandlord has separated the Specialized Utilities and/or Back-Up Generator pursuant to subsection (e) below, or (c) if Sublandlord has elected to operate (or to cause another party, including but not limited to an occupant of the Phase IIA 220 East Grand Avenue Building to operate) the Specialized Utilities and/or Back-Up Generator pursuant to subsection (e) below.  Upon the occurrence of an Event of Default, Sublandlord shall have the right, but not the obligation, to terminate the license of the Specialized Utilities Closet and/or Back-Up Generator Pad, either wholly or with respect to only the Specialized Utilities Closet or the Back-Up Generator Pad, whether or not Sublandlord terminates this Sublease.  So long as the Specialized Utilities Closet/Back-Up Generator Pad License remains in effect, Subtenant shall have the obligation, at no expense to the Sublandlord, to operate, maintain, repair, and replace the Licensed Personal Property and to keep both the Specialized Utilities Closet and the Back-Up Generator Pad operational, safe, secure and clean.  In addition, so long as the Specialized Utilities Closet/Back-Up Generator Pad License remains in effect, Subtenant shall, at no expense to Sublandlord, provide to the Phase IIA 220 East Grand Avenue Building (a) sufficient quantities of the Specialized Utilities to allow any occupants of the Phase II 220 East Grand Avenue Building to use the laboratory space which currently exists in the Phase IIA 220 East Grand Avenue Building at full capacity and (b) sufficient quantities of electricity as needed in the case of any power outage, to operate the Phase IIA 220 East Grand Avenue Building at full capacity.  Subtenant shall enter into an agreement with the occupant(s) of the Phase IIA 220 East Grand Avenue Building pursuant to which such occupant(s) shall reimburse Subtenant for the pro rata share (reasonably based on the utilities usage) of Subtenant’s costs to provide the Specialized Utilities and back-up electricity and to operate, maintain, repair and replace the Licensed Personal Property located in the Specialized Utilities Closet and on the Back-Up Generator Pad.  The form of the agreement described in the preceding sentence shall be subject to the reasonable consent of Sublandlord.

(c)           Increase of Laboratory Space In Phase IIA 220 East Grand Avenue Building.  If an occupant of the Phase IIA 220 East Grand Avenue Building desires to construct additional laboratory space in the Phase IIA 220 East Grand Avenue Building, and Sublandlord reasonably determines that such construction necessitates an increase in the capacity of one or more of the Specialized Utilities, then Subtenant shall be obligated to promptly install/construct facilities to provide the increased capacity of Specialized Utilities; provided, however, that Subtenant’s obligation to do so shall be conditioned upon the commitment of the occupant(s) of the Phase IIA 220 East Grand Avenue Building to reimburse Subtenant for Subtenant’s reasonable out-of-pocket installation/construction costs incurred to provide such increased capacity of Specialized Utilities.  Subtenant shall obtain all necessary approvals from Sublandlord, Master Landlord, and all applicable governmental bodies/agencies prior to performing any such work.

(d)           Increase of Laboratory Space In the Sublease Premises.  If Subtenant desires to construct additional laboratory space in the Sublease Premises and Sublandlord reasonably determines that such construction necessitates an increase in the capacity of one or more of the Specialized Utilities, then Subtenant shall, at its sole cost (and without any right of reimbursement from Sublandlord or from any occupant of the Phase IIA 220 East Grand Avenue Building) and after obtaining all necessary approvals from Sublandlord, Master Landlord and all applicable governmental bodies/agencies, construct additional facilities in the Specialized Utilities Closet in order to provide an additional capacity of the Specialized Utilities sufficient to allow the occupant(s) of the Phase IIA 220 East Grand Avenue Building to continue operating laboratory space at full capacity.  In no event shall Subtenant diminish the capacity of the Specialized Utilities available to the Phase IIA 220 East Grand Avenue Building by diverting Specialized Utilities to the Sublease Premises.

(e)           Option of Sublandlord To Take Control of Specialized Utilities Closet/Back-Up Generator Pad.  At its sole option, which may be exercised at any time during the Sublease Term, Sublandlord may, without cause and upon at least thirty (30) days prior written notice to Subtenant, terminate the Specialized Utilities Closet/Back-Up Generator Pad License, either wholly or only with respect to either the Specialized Utilities Closet or the Back-Up Generator Pad.  As described above, Sublandlord may also terminate the Specialized Utilities Closet/Back-Up Generator Pad License immediately upon the occurrence of an Event of Default, either wholly or only with respect to either the Specialized Utilities Closet or the Back-Up Generator Pad.  Upon the termination of the Specialized Utilities Closet/Back-Up Generator Pad License, Sublandlord shall, with respect to the area/system for which the license has been terminated (i.e., either or both of the Specialized Utilities Closet and/or Back-Up Generator Pad License) either: (a) operate, maintain, repair, and replace such system and/or generator (in which case Sublandlord shall charge Subtenant for its pro-rata portion of all of such expenditures as Additional Rent due monthly under the Sublease, including but not limited to any expense of a third party company engaged to operate, maintain, repair and/or replace any portion of the Specialized Utilities or Back-Up Generator), (b) cause a third party, including but not limited to an occupant of the Phase IIA East Grand Avenue Building to operate, maintain, repair and/or replace such system and/or generator (in which case Sublandlord, or the third party, shall charge Subtenant for its pro rate share of all such expenditures, and all such expenditures shall be considered Additional Rent, whether paid to Sublandlord or to a third party) or (c) provide separate specialized utilities and/or a separate back-up generator dedicated solely to the Sublease Premises.  If Sublandlord elects option (c) described in the preceding sentence, then Sublandlord shall pay for all capital expenditures incurred to create a separate back-up generator and/or one or more specialized utility systems dedicated to the Sublease Premises and Subtenant shall thereafter pay on a monthly basis, as Additional Rent, all expenditures incurred in connection with the operation, maintenance, repair and replacement of such system and/or generator.

20.           Conditions Precedent.  This Sublease and Sublandlord’s and Subtenant’s rights and obligations hereunder are conditioned upon Master Landlord’s consent to this Sublease pursuant to Section 22 below and Master Landlord’s execution of a Subordination Non-Disturbance and Attornment Agreement substantially in the form attached hereto as Exhibit D.

21.           Authority to Execute.  Subtenant represents and warrants that: (a) Subtenant is a duly organized and existing Delaware corporation, and is qualified to do business in California, (b) such persons executing this Sublease on Subtenant’s behalf are duly authorized to execute and deliver this Sublease on Subtenant’s behalf in accordance with a duly adopted resolution of Subtenant’s board of directors and the Subtenant’s bylaws and (c) this Sublease is binding upon Subtenant in accordance with its terms.  Concurrently with Subtenant’s execution and delivery of this Sublease to Sublandlord and/or at any time during the Term within ten (10) days of Sublandlord’s request, Subtenant shall provide to Sublandlord a copy of any documents reasonably requested by Sublandlord evidencing such qualification, organization, existence and authorization.

22.           Master Landlord’s Consent to Sublease.  This Sublease is subject to the consent of the Master Landlord, which consent shall be evidenced by such form as may be acceptable to Master Landlord.  Sublandlord agrees that Subtenant has the right to seek Master Landlord’s agreement to include in the consent to this Sublease the following provisions: (a) Master Landlord’s agreement to Subtenant’s signage specifications and (b) Master Landlord’s conceptual approval of the items set forth on Exhibit H attached hereto.  Sublandlord has reviewed Exhibit H and it has no conceptual objection to the alterations briefly described thereon; provided, however, that Sublandlord has retained its rights under this Sublease to approve of or disapprove of the alterations conceptually described on Exhibit H, based upon its review of drawings, plans, and specifications, and other details provided regarding the alterations described in Exhibit H.  Nothing in the preceding sentence shall provide Subtenant with the right to condition its approval of Master Landlord’s consent upon the inclusion of any of the items stated in the preceding sentence.  Sublandlord agrees to use commercially reasonable efforts to obtain the consent of Master Landlord to this Sublease as soon as reasonably possible following execution of this Sublease by Subtenant and Sublandlord.  In the event that Master Landlord’s consent is not obtained within sixty (60) days following the submittal of this Sublease by Sublandlord to Master Landlord for consent, each of Sublandlord and Subtenant shall have the right to terminate this Sublease by providing written notice of termination to the other party.  For purposes of this Section 22, Master Landlord’s consent shall be deemed to have been given as of the date when Master Landlord’s unconditional written consent to this Sublease has been delivered to Subtenant, or, in the event such consent is conditional, the date upon which such conditions have been fully satisfied or waived by Master Landlord.  Subtenant shall pay any and all fees charged by Master Landlord in connection with seeking its consent to this Sublease.

23.           Counterparts.  This Sublease may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

24.           Examination of Sublease.  The submission of this Sublease to Subtenant does not constitute an offer or option to lease or create any obligation whatsoever on Sublandlord to negotiate with Subtenant in good faith or to enter into a Sublease or any other agreement with Subtenant.

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date first written above, intending to be bound hereby.

SUBLANDLORD:	SUGEN, INC.
a Delaware corporation

	By:	/s/ Kent Bernard
	Name:	Kent Bernard
	Title:	Vice President

SUBTENANT:	EXELIXIS, INC.
a Delaware corporation

	By:	/s/ Frank Karbe
	Name:	Frank Karbe
	Title:	CFO

	By:	/s/ Christoph Pereira
	Name:	Christoph Pereira
	Title:	VP, Legal Affairs